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                                                                  EXHIBIT 99.1.B

                            ARTICLES SUPPLEMENTARY

                                    TO THE

                           ARTICLES OF INCORPORATION

                                      OF

                      JEFFERSON PILOT VARIABLE FUND, INC.
                 (FORMERLY KNOWN AS CHUBB AMERICA FUND, INC.)

CHUBB AMERICA FUND, INC.), a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST; That the Chubb America Fund, Inc. is registered as an open-end company under the Investment Company Act of 1940.

SECOND; The Charter of the Corporation is hereby amended by striking out the name of the Corporation and inserting in lieu thereof the following:

Jefferson Pilot Variable Fund, Inc.

IN WITNESS WHEREOF, Chubb America Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on November , 1997.

WITNESS:                         CHUBB AMERICA FUND, INC.

                                 By:
Shari Lease                      Ronald Angarella
Secretary                        Chairman and President

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   THE UNDERSIGNED, President of Chubb America Funds, Inc., who executed on behalf of said Corporation, the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                        Ronald Angarella
                        Chairman and President